AMERICAN
                                                       ECO CORPORATION


          NEWS RELEASE

          AMERICAN ECO CORPORATION 154 University Avenue, Suite 200, Toronto, Ontario M5H3Y9
          [NASDAQ SYMBOL: ECGOF/ TSE SYMBOL: ECX/ CBOE SYMBOL: EOQ/ BERLIN
          SYMBOL: AEOGR]

          FOR IMMEDIATE RELEASE THURSDAY, APRIL 9, 1998
          ---------------------------------------------

                                AMERICAN ECO ANNOUNCES
                               SHAREHOLDER RIGHTS PLAN

          HOUSTON, Texas AMERICAN ECO CORPORATION ANNOUNCED THE COMPANY'S BOARD OF DIRECTORS HAS ADOPTED A SHAREHOLDER RIGHTS PLAN authorizing the distribution of one Right for each common share outstanding as of April 20th, 1998. American Eco indicated that it does not know of any pending offer to acquire the Company, however the Board did not feel that the current market price for American Eco common shares reflects an appropriate value, given five years of continuing growth in revenues and earnings.

          Each American Eco common share issued after the record date will include one Right. The Rights will be attached to the common shares and will not be initially exercisable. Rights will become exercisable in the circumstances described in the Rights Plan, including ten days following the announcement that a person or group without prior approval from the Board of Directors has acquired, or obtained the right to acquire, beneficial ownership of 20 percent or more of the outstanding common shares, or ten days following the announcement of a takeover bid, tender offer or exchange offer. The Shareholder Rights Plan is in effect immediately and applies to acquisitions of shares after April 19th, 1998 subject to shareholder approval.

          In certain circumstances, the Rights may be redeemed by the Company at a price of $0.0001 per Right. If not redeemed, the Rights will expire in ten years, subject to periodic approval by shareholders. A summary of the Rights Plan will be mailed shortly to the Company's shareholders in connection with the Proxy material for the 1998 Annual and Special Meeting and is available upon request from the Company and will be filed with the appropriate regulatory agencies.

          AMERICAN ECO is a leading North American provider of SINGLE-SOURCE construction, management, maintenance, specialty fabrication, and engineering services in the refining, petrochemical, utility, forest products and offshore manufacturing industries.

          For additional information call:

          David Norris                       Cindy Jackson
          Senior Vice-President & CFO        Director of Investor Relations
          Houston, Texas                     Houston, Texas
          (888) 774-3246                     (888) 774-3246
          www.americaneco.com
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